Exhibit 12.3


DELUXE CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                     Nine Months
                                        Ended                                    Years Ended December 31,
                                        -----              --------------------------------------------------------------------

                                  September 30, 1998         1997        1996        1995        1994        1993        1992
                                  ------------------       --------    --------    --------    --------    --------    --------
Earnings
--------

Income from Continuing Operations
  before Income Taxes                  $151,110            $115,150    $118,765    $169,319    $246,706    $235,913    $324,783

Interest expense
(excluding capitalized interest)          6,293               8,822      10,649      13,099       9,733      10,070      15,371

Portion of rent expense under
long-term operating leases
representative of an interest factor     10,803              13,621      13,467      14,761      13,554      13,259      12,923

Amortization of debt expense                 91                 122         121          84          84          84          84
                                       --------            --------    --------    --------    --------    --------    --------

TOTAL EARNINGS                         $168,297            $137,715    $143,002    $197,262    $270,077    $259,326    $353,161


Fixed charges
-------------

Interest Expense
(including capitalized interest)          7,378            $  9,742    $ 11,978    $ 14,714    $ 10,492    $ 10,555    $ 15,824

Portion of rent expense under
long-term operating leases
representative of an interest factor     10,803              13,621      13,467      14,761      13,554      13,259      12,923

Amortization of debt expense                 91                 122         121          84          84          84          84
                                       --------            --------    --------    --------    --------    --------    --------

TOTAL FIXED CHARGES                    $ 18,272            $ 23,485    $ 25,566    $ 29,559    $ 24,130    $ 23,898    $ 28,831



RATIO OF EARNINGS
TO FIXED CHARGES:                           9.2                 5.9         5.6         6.7        11.2        10.9        12.2

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